Exhibit 99.1

PRESS RELEASE

Prothena Reports Fourth Quarter and Full Year 2023 Financial Results, and Provides Financial Guidance and Business Highlights

•Net cash used in operating and investing activities was $52.6 million in the fourth quarter and $136.7 million for the full year of 2023; quarter-end cash and restricted cash position was $621.0 million
•The company expects cash guidance for the full year 2024 net cash used in operating and investing activities to be $208 to $225 million and expects to end the year with approximately $405 million in cash (midpoint)
•Advanced potential best-in-class Alzheimer’s disease portfolio in 2023: initial data supportive of ongoing Phase 1 clinical trial for PRX012, an anti-amyloid beta antibody; received FDA clearance for IND application and Fast Track designation for PRX123, a dual amyloid beta/tau vaccine; reported Phase 1 data for BMS-986446 (formerly PRX005), an anti-tau antibody, data supports moving into a Phase 2 clinical trial by partner Bristol Myers Squibb
•Strengthened leadership position in the amyloidosis community with ongoing enrollment of the confirmatory Phase 3 AFFIRM-AL clinical trial of birtamimab in patients with Mayo Stage IV AL amyloidosis; published Phase 3 VITAL clinical trial data in Blood, the peer-reviewed journal of ASH
•Received $55 million milestone payment from Bristol Myers Squibb in July 2023 for exclusive worldwide license to BMS-986446 (formerly PRX005)
DUBLIN, Ireland, February 15, 2024 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the fourth quarter and full year 2023. In addition, the Company provided 2024 financial guidance and business highlights.

“2023 was a year of strong progress for Prothena as we advanced our protein dysregulation portfolio and moved closer to becoming a fully integrated commercial company. The next 12 to 18 months have the potential to transform Prothena with multiple upcoming clinical readouts across our robust portfolio,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “We continue to advance our confirmatory Phase 3 AFFIRM-AL clinical trial for birtamimab and for PRX012 are evaluating multiple dose level cohorts in our ongoing Phase 1 clinical trial. In addition, we ended the year with IND clearances by the FDA for both PRX123 and PRX019, including Fast Track designation for PRX123. As we continue to grow our leadership at Prothena, we also appointed the founding, former Director of the FDA CDER Office of Neuroscience, Dr. Billy Dunn, to our board of directors. Dr. Dunn brings immeasurable regulatory and clinical development expertise, combined with a passion for helping patients, which will greatly benefit the millions of people affected by diseases caused by protein dysregulation. Lastly, Prothena remains well financed with sufficient capital to ensure funding of activities beyond the completion of ongoing clinical trials.”

2023 Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease

PRX012, a wholly-owned potential best-in-class, next-generation subcutaneous antibody for the treatment of Alzheimer’s disease that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency. The U.S. Food and Drug Administration (FDA) has granted Fast Track designation for PRX012 for the treatment of Alzheimer’s disease.
•Presented two preclinical studies at AD/PD in March 2023 and AAIC in July 2023 showing superior binding characteristics of PRX012
•Partnered with Walgreens in April 2023 to accelerate patient identification and recruitment for ongoing ASCENT-2 clinical trial
•Initial Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) data supports once-monthly subcutaneous administration and ongoing evaluation in MAD cohorts
•Ongoing Phase 1 clinical trial continues as planned and expect to update in 2024

BMS-986446 (formerly PRX005), a potential best-in-class antibody for the treatment of Alzheimer’s disease that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in the causal pathophysiology of Alzheimer’s disease. BMS-986446 is part of a Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb.
•Presented Phase 1 clinical trial SAD results in a poster presentation at AAIC in July 2023 showing that all three tested dose levels (low, medium, high) of PRX005 were considered generally safe and well tolerated, meeting the primary objective of this part of the clinical trial and supporting evaluation of doses in the ongoing MAD portion of this two-part clinical trial
•Bristol Myers Squibb paid $55 million for exclusive worldwide rights for PRX005 in July 2023 under the Global Neuroscience Research and Development Collaboration
•Bristol Myers Squibb will be responsible for future development, manufacturing, and commercialization of BMS-986446
•Bristol Myers Squibb reported that Phase 1 data supports moving BMS-986446 into a Phase 2 clinical trial in 1H 2024

PRX123, a wholly-owned potential first-in-class dual Aβ/tau vaccine designed for the treatment and prevention of Alzheimer’s disease, is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau designed to promote amyloid clearance and block the transmission of pathogenic tau
•Presented preclinical results in a late breaker poster presentation at AAIC in July 2023 showing a PRX123 vaccine surrogate elicited robust antibody responses that bound with high avidity to Aβ plaques in Alzheimer’s disease brain tissue ex vivo and significantly reduced Aβ brain plaques
•Investigational new drug (IND) application cleared by FDA
•Fast Track designation granted by FDA
•Phase 1 timeline update expected in 2024

Parkinson’s Disease

Prasinezumab, a potential first-in-class antibody for the treatment of Parkinson’s disease that is designed to target key epitopes within the C-terminus of alpha-synuclein, and is the focus of a worldwide collaboration with Roche
•Roche completed enrollment for the Phase 2b PADOVA clinical trial in patients with early Parkinson’s disease in the first quarter of 2023
•Poster and oral presentations at AD/PD in March/April 2023 highlighted aspects of the Phase 2 PASADENA clinical trial of prasinezumab for the treatment of Parkinson’s disease
•Roche presented data at the International Congress of Parkinson’s Disease and Movement Disorders (MDS) from the open-label extension of the PASADENA clinical trial which shows that prasinezumab slowed the progression of motor deficits (MDS-UPDRS Part III OFF state score) in early-stage Parkinson’s disease
•Topline results from Phase 2b PADOVA clinical trial expected in 2024 (NCT04777331)

Neurodegenerative Diseases

PRX019, a potential treatment of neurodegenerative diseases with an undisclosed target, is part of a Global Neuroscience Research and Development Collaboration with Bristol Myers Squibb.
•IND application cleared by FDA in December 2023
•Phase 1 clinical trial timeline update expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a wholly-owned potential best-in-class amyloid depleter antibody for the treatment of AL amyloidosis designed to directly neutralize soluble toxic light chain aggregates and promote clearance of amyloid that causes organ dysfunction and failure. Among patients with AL amyloidosis, a rare, progressive, and fatal disease, newly diagnosed individuals with advanced disease (e.g., Mayo Stage IV) are at the highest risk for early death. Birtamimab has been granted Fast Track designation by the FDA for the treatment of patients with Mayo Stage IV AL amyloidosis to reduce the risk of mortality and has been granted Orphan Drug Designation by both the FDA and European Medicines Agency. A significant survival benefit was observed in the post hoc analysis of birtamimab-treated patients categorized as Mayo Stage IV at baseline in the previous Phase 3 VITAL clinical trial (Blood 2023).
•Published Phase 3 VITAL clinical trial data in June 2023 in Blood, the peer-reviewed journal of American Society of Hematology (ASH)
•The ongoing confirmatory Phase 3 AFFIRM-AL clinical trial in patients with Mayo Stage IV AL amyloidosis is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA with a primary endpoint of all-cause mortality (time-to-event) at a significance level of 0.10
•Topline results from confirmatory AFFIRM-AL Phase 3 clinical trial expected between 4Q 2024 and 2Q 2025 (NCT04973137)

ATTR Amyloidosis

NNC6019 (formerly PRX004), a potential first-in-class amyloid depleter antibody for the treatment of ATTR cardiomyopathy designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein and is being developed by Novo Nordisk as part of their up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline

•Ongoing Phase 2 clinical trial in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk;
•The Phase 2 clinical trial has fully recruited patients with topline data expected in 1H 2025 (NCT05442047)

2023 Organizational and Corporate Highlights

•Announced the appointment of Billy Dunn, M.D., founding, former Director of the FDA CDER Office of Neuroscience, to its Board of Directors

Fourth Quarter and Full Year of 2023 Financial Results
For the fourth quarter and full year of 2023, Prothena reported a net loss of $67.5 million and $147.0 million, respectively, as compared to a net income of $6.3 million and a net loss of $116.9 million for the fourth quarter and full year of 2022, respectively. Net loss per share was $1.26 and $2.76 for the fourth quarter of 2023 and for the full year of 2023, respectively, as compared to net income per share on a diluted basis of $0.12 and net loss per share of $2.47 for the fourth quarter and full year of 2022, respectively.
Prothena reported total revenue of $0.3 million and $91.4 million for the fourth quarter and full year of 2023, respectively, as compared to total revenue of $49.9 million and $53.9 million for the fourth quarter and full year of 2022, respectively. Total revenue for the fourth quarter and full year of 2023 included BMS collaboration revenue of $0.3 million and $91.3 million, respectively. The full year includes the $55 million option payment from BMS related to their exercise of their option to acquire the exclusive worldwide rights for BMS-986446, (formerly PRX005). This compares to total revenue for the fourth quarter of 2022 and the full year of 2022 that included BMS collaboration revenue of $9.9 million and $13.9 million, respectively and a $40.0 million milestone payment from Novo Nordisk related to the continued advancement of NNC6019 (formerly PRX004) in a Phase 2 clinical trial for the treatment of ATTR cardiomyopathy in the fourth quarter of 2022 and the full year of 2022.
Research and development (R&D) expenses totaled $61.9 million and $220.6 million for the fourth quarter and full year of 2023, respectively, as compared to $36.9 million and $135.6 million for the fourth quarter and full year of 2022, respectively. The increase in R&D expense for the fourth quarter and full year of 2023 compared to the same periods in the prior year was primarily due to higher clinical trial expenses, higher personnel related expenses, higher consulting and other R&D expenses. R&D expenses included non-cash share-based compensation expense of $5.0 million and $19.2 million for the fourth quarter and full year of 2023, respectively, as compared to $3.5 million and $14.8 million for the fourth quarter and full year of 2022, respectively.
General and administrative (G&A) expenses totaled $16.9 million and $61.8 million for the fourth quarter and full year of 2023, respectively, as compared to $13.1 million and $49.9 million for the fourth quarter and full year of 2022, respectively. The increase in G&A expenses for the fourth quarter and full year of 2023 compared to the same periods in the prior year was primarily related to higher personnel related and consulting expenses. G&A expenses included non-cash share-based compensation expense of $6.0 million and $21.7 million for the fourth quarter and full year of 2023, respectively, as compared to $3.9 million and $16.5 million for the fourth quarter and full year of 2022, respectively.
Total non-cash share-based compensation expense was $11.1 million and $40.9 million for the fourth quarter and full year of 2023, respectively, as compared to $7.4 million and $31.3 million for the fourth quarter and full year of 2022, respectively.

As of December 31, 2023, Prothena had $621.0 million in cash, cash equivalents and restricted cash, and no debt.
As of February 9, 2024, Prothena had approximately 53.7 million ordinary shares outstanding.

2024 Financial Guidance

The Company expects the full year 2024 net cash used in operating and investing activities to be $208 to $225 million and expects to end the year with approximately $405 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2024 net cash used in operating and investing activities is primarily driven by an estimated net loss of $229 to $255 million, which includes an estimated $51 million of non-cash share-based compensation expense.

Conference Call Details

Prothena management will discuss these results and its 2024 financial guidance during a live audio conference call today, Thursday, February 15, 2024, at 4:30 PM ET. The conference call will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for at least 90 days.

To access the call via dial-in, please dial +1 (800) 715-9871 (U.S. and Canada toll free) or +1 (646) 307-1963 (international) five minutes prior to the start time and refer to conference ID number 1706941. A replay of the call will be available until February 22, 2024, via dial-in at +1 (800) 770-2030 (U.S. and Canada toll free) or +1 (609) 800-9909 (international), Conference ID Number 1706941.

About Prothena

Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2024, 2025, and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, birtamimab, and NNC6019/PRX004; plans for ongoing and future clinical trials of PRX012, BMS-986446/PRX005, PRX123, prasinezumab, PRX019, birtamimab, and NNC6019/PRX004; the expected timing of reporting data from clinical trials, including any updates regarding our ongoing Phase 1 clinical trial evaluating PRX012 in 2024 and topline study results for our Phase 3 AFFIRM-AL clinical trial between 4Q 2024 and 2Q 2025; and our anticipated net cash burn from operating and investing activities for 2024 and expected cash balance at the end of 2024; and our estimated net loss and non-cash share-based compensation expense for 2024. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 2, 2023, discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC, and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2023. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Collaboration revenue	$316	$9,923	$91,320	$13,855
Revenue from license and intellectual property	—	40,000	50	40,050
Total revenue	316	49,923	91,370	53,905
Operating expenses:
Research and development	61,891	36,871	220,571	135,562
General and administrative	16,940	13,124	61,835	49,900
Total operating expenses	78,831	49,995	282,406	185,462
Income (loss) from operations	(78,515)	(72)	(191,036)	(131,557)
Other income (expense), net	7,897	3,417	30,556	5,952
Income (loss) before income taxes	(70,618)	3,345	(160,480)	(125,605)
Provision for (benefit from) income taxes	(3,142)	(3,004)	(13,452)	(8,656)
Net income (loss)	$(67,476)	$6,349	$(147,028)	$(116,949)
Basic net income (loss) per ordinary share	$(1.26)	$0.13	$(2.76)	$(2.47)
Diluted net income (loss) per ordinary share	$(1.26)	$0.12	$(2.76)	$(2.47)
Shares used to compute basic net income (loss) per share	53,668	48,960	53,216	47,369
Shares used to compute diluted net income (loss) per share	53,668	53,979	53,216	47,369

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,
	2023	2022
Assets
Cash and cash equivalents	$618,830	$710,406
Restricted cash, current	1,352	—
Prepaid expenses and other current assets	19,100	8,692
Total current assets	639,282	719,098
Property and equipment, net	3,836	1,731
Operating lease right-of-use assets	12,162	6,277
Restricted cash, non-current	860	2,212
Other non-current assets	40,242	28,717
Total non-current assets	57,100	38,937
Total assets	$696,382	$758,035
Liabilities and Shareholders’ Equity
Accrued research and development	14,724	10,794
Deferred revenue, current	—	11,442
Lease liability, current	1,114	6,473
Other current liabilities	41,053	21,438
Total current liabilities	56,891	50,147
Deferred revenue, non-current	67,405	85,293
Lease liability, non-current	10,721	—
Other non-current liabilities	—	553
Total non-current liabilities	78,126	85,846
Total liabilities	135,017	135,993
Total shareholders’ equity	561,365	622,042
Total liabilities and shareholders’ equity	$696,382	$758,035

Contacts:

Investors
Mark Johnson, CFA, Vice President, Investor Relations
650-417-1974, mark.johnson@prothena.com

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com